Taylor Capital Announces

Senior Hires for Cole Taylor Mortgage

ROSEMONT, IL - February 17, 2010 - Taylor Capital Group, Inc. (NASDAQ: TAYC) announced today that it has hired several highly experienced mortgage professionals for senior positions in its new Cole Taylor Mortgage division.

Among those joining the organization are:

Phillip M. Miller, Group Senior Vice President, Secondary Marketing, who has over sixteen years experience in building and managing relationships with major investors, agencies and broker/dealers.

Daniel J. Ervin, Senior Vice President, National Sales Manager, who has more than fifteen years experience in managing sales teams and providing entrepreneurial solutions for both mortgage professionals and their referral sources.

Rebecca J. Bussineau, Senior Vice President, Director of Credit, brings twenty years of experience in all aspects of mortgage credit and compliance to Cole Taylor Mortgage, including quality control, originator approvals, credit policy and underwriting and policy guidelines.

Alan Holsztynski, Senior Vice President, Information Technology Director, who was the primary architect of MOAI, the industry's first wholesale mortgage portal, and a nationally recognized expert in mortgage technology solutions.

In commenting on these new hires, Willie Newman, President of Cole Taylor Mortgage, said, "I am delighted to welcome these highly experienced industry experts to our organization. Each of them brings broad and deep experience to our strong team of residential mortgage professionals. We opened our doors in January, 2010, and are already originating loans throughout the Eastern, Midwestern and Southwestern parts of the country."

In accordance with NASDAQ Marketplace Rule 4350(i)(1)(A)(iv), Taylor Capital Group, Inc. also announced it had awarded employment inducement grants of stock options on February 11, 2010, to eighteen newly-hired employees in its Cole Taylor Mortgage division. The inducement grants cover an aggregate of 164,700 shares of Taylor Capital Group, Inc. common stock and vest over four years.

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.4 billion bank holding company for Cole Taylor

Bank, a Chicago-based commercial bank specializing in serving the banking needs of closely held businesses and the people who own and manage them. Cole Taylor is a member of the FDIC and an Equal Housing Lender.

Media Contact: Ilene Stevens

847.653.7731

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